Kingsway Announces Results of Shareholder Meeting
Toronto, Ontario (June 6, 2013) - (TSX: KFS, NYSE: KFS) The Board of Directors of Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the results of shareholder voting that took place during the Company's annual and special meeting that took place June 4, 2013.

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Shareholders of Kingsway elected for one-year terms all those nominated to the Board of Directors: Gregory P. Hannon, Terence M. Kavanagh, Spencer L. Schneider, and Joseph Stilwell. The votes for each were as follows:

Director            For        Withheld        Non-Vote
Gregory P. Hannon    6,132,010    97,112        2,977,527
Terence M. Kavanagh    6,146,175    82,947        2,977,527
Spencer L. Schneider    5,992,137    236,985        2,977,527
Joseph Stilwell        6,174,162    54,960        2,977,527

•	Shareholders ratified the appointment of BDO USA LLP as the Company's independent registered public accounting firm.

•	Shareholders approved the 2013 Equity Incentive Plan.

•	Shareholders approved the Option Exchange Program.

•	Shareholders approved the amendment to the Articles of Incorporation of the Company authorizing the creation of an unlimited number of preferred shares.

•	Shareholders cast advisory votes approving the Company's executive compensation.
About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed rights offering. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company's 2012 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.